Exhibit 99.1

NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

Financial Dynamics
Julie Huang/Theresa Kelleher
212-850-5600

FOR RELEASE: 7:00 AM Eastern, December 22, 2005

CONMED CORPORATION COMMENTS ON EXPECTED FOURTH QUARTER 2005 RESULTS

Utica, New York, December 22, 2005 ----- CONMED Corporation (Nasdaq: CNMD) today announced that it now expects sales for the fourth quarter of 2005 will approximate $153-$156 million. This is below the Company’s previously announced estimate of $163-$166 million. As a consequence of the reduced anticipated sales and higher operating costs in the quarter, management believes that the fourth quarter non-GAAP net income and diluted earnings per share, which exclude previously disclosed transition charges for the Endoscopic Technologies acquisition and other matters, will approximate $5.0 - $6.0 million and $0.16 - $0.20, respectively. GAAP net income and diluted earnings per share are expected to be $3.0 - $4.0 million and $0.10 - $0.14, respectively.

“We expect that our fourth quarter sales will continue to be affected by reduced surgical procedure trends first identified this past summer, as discussed on our last earnings call. Further, we believe that hospital administrators appear to be extending the purchasing decision timeline for capital equipment, causing additional delays in anticipated sales of our video imaging and powered surgical instruments,” said Joseph J. Corasanti, President and Chief Operating Officer. “We continue to believe that the disappointing sales growth experienced in the second half of 2005 will be short lived, and is caused by temporary market conditions that are not specific to CONMED. Over the long-term, we expect an annual organic growth rate of 6% supplemented by acquisition growth. The Company has an outstanding franchise in the medical device markets that we serve.”

“CONMED’s cash flow remains solid. So far in 2005, CONMED has repurchased nearly $40 million in common stock and we will continue to buy back our stock in 2006 as authorized by our Board,” added Mr. Corasanti.

CONMED News Release Continued	Page 2 of 3	December 22, 2005

Besides the anticipated effect of reduced sales on fourth quarter profitability, the Company expects that income will be impacted by reduced gross margins from lower-than-expected sales volume and the resulting unfavorable overhead absorption as well as higher raw material costs for those products dependent on petroleum based plastics. The Company’s ongoing legal costs associated with its antitrust lawsuit against a competitor have also accelerated as a result of the Company’s response to the defendant’s motion for summary judgment, which was heard on December 16, 2005. Also, the Company has experienced increased scrap and re-work costs as a result of identifying a potential issue with packaging integrity on certain of its powered instrument burrs.

The Company has implemented, or expects to implement, initiatives to enhance the Company’s short- and long-term prospects. These on-going or anticipated initiatives include:

1.

Expanded research and development activities expected to take advantage of several new or improved technologies including high definition video imaging, advanced vital signs monitoring and enhanced therapeutics for gastroenterology - These promising technologies, and others in development, are intended to provide the Company with innovative medical devices which command profit margins higher than the Company’s current overall gross margin.

2.

Mitigation of the effects of higher material costs for plastic polymers because of increased petroleum charges through planned price increases on certain product lines - While pricing to customers is generally bound by contracts and cannot be quickly changed, the pricing upon contract renewals is expected to be negotiated to offset the cost increases the Company has experienced.

3.

Completion of the manufacturing transition for the Endoscopic Technologies products - During the last year, the Company has devoted significant human resources to this integration project. Upon the anticipated completion of this integration, these resources will be reallocated to other profit-enhancing activities. Additionally, as part of this significant manufacturing expansion, we have begun a corporate quality initiative to enhance our production and quality systems aimed to improve production efficiency, quality management and customer satisfaction.

4.

Continuing legal action against a competitor to permit a level competitive market for our EndoSurgery products - The Company believes that the current marketplace for EndoSurgery product lines does not permit free and fair competition. CONMED will continue to pursue legal remedies to obtain the ability to provide our products to the medical community fairly.

The Company anticipates release of final fourth quarter and year end results on February 9, 2006.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,100 employees distribute its products worldwide from eleven manufacturing locations.

CONMED News Release Continued	Page 3 of 3	December 22, 2005

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material and transportation; and/or (viii) the Company’s ability to devise and execute strategies to respond to market conditions.

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